Exhibit 15

                         Independent Accountants' Report


Ranger Industries, Inc. and Subsidiaries
St. Petersburg, Florida

We have reviewed the accompanying condensed consolidated balance sheet of Ranger Industries, Inc. and Subsidiaries as of March 31, 2003, and the related condensed consolidated statements of operations and cash flows for the three-months ended March 31, 2003 and 2002 and for the period from inception through March 31, 2003. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ Aidman, Piser & Company, P.A.


May 15, 2003
Tampa, Florida